Exhibit 23.3

Consent of Cawley, Gillespie & Associates, Inc.

     As independent petroleum engineers, we hereby consent to the incorporation by reference in the registration statements (No. 33-57348, No. 333-34617, No. 333-66938 and No. 333-117533) on Forms S-8, and the registration statements (No. 33-90296, No. 333-112518 and No. 333-119725) on Forms S-3 of Parallel Petroleum Corporation of information from our reserves report dated January 31, 2004 and all references to our firm included in or made a part of the annual report on Form 10-K of Parallel Petroleum Corporation for the fiscal year ended December 31, 2004.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

Ft. Worth, Texas
March 14, 2005